Gran Tierra Energy Inc. Announces Third Quarter 2012 Results and Positive Moqueta-7 Drilling Results

Quarter Highlighted by Record Production and Revenue, and Significant Additional Potential Pay in Moqueta Field Appraisal Well, Colombia

CALGARY, Alberta, November 7, 2012, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended September 30, 2012. All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the quarter include:

•
Quarterly production, net after royalty (“NAR”) and adjusted for inventory changes, was a record 19,491 barrels of oil equivalent per day (“BOEPD”). This represents a 6% increase in average daily production, adjusted for inventory changes, from the comparable period in 2011 of 18,369 BOEPD NAR;

•	Production, NAR before inventory changes, for the month of October 2012 averaged 20,000 BOEPD;

•	Revenue and other income for the quarter was a record $168.9 million, a 12% increase over the same quarter in 2011;

•
Net income for the quarter was $44.6 million or $0.16 per share basic and diluted, compared with net income of $49.1 million or $0.18 per share basic and $0.17 per share diluted in the same quarter in 2011;

•	Funds flow from operations for the quarter was $89.9 million compared with $72.8 million for the same quarter in 2011;

•
Cash and cash equivalents were $127.6 million at September 30, 2012, compared with $351.7 million at December 31, 2011. The change in cash and cash equivalents during the nine months ended September 30, 2012, was primarily the result of funds flow from operations being more than offset by capital expenditures, an increase in working capital excluding cash and an increase in restricted cash;

•
The Moqueta-7 appraisal well yielded extremely encouraging results with a total of 215 feet of potential net pay encountered with no oil-water contacts interpreted in the primary reservoirs in the main field, nor in two new oil-bearing fault blocks encountered by the well, which has revealed the potential for oil bearing repeat sections of the Caballos reservoir below the main Moqueta field;

•
Subsequent to the end of the third quarter, Gran Tierra Energy was the successful bidder on Blocks Sinu-1 and Sinu-3 in the Sinu Basin of northern Colombia in Colombia's National Hydrocarbon Agency (“ANH”) 2012 Bid Round and is expected to become operator of both blocks, subject to final government approval;

•
In Argentina, Gran Tierra Energy continues its workover and development activity at the Puesto Morales field, which included drilling two appraisal wells in the undeveloped area of the Sierras Blancas formation, three infill wells in the Sierras Blancas waterflooding area, and one horizontal well to develop the Loma Montosa formation as a tight oil reservoir, the latter to be multi-stage fracture stimulated in November 2012;

•	In Peru, Gran Tierra Energy increased its working interest to 100% in exploration Blocks 123 and 129 and is expected to assume operatorship, subject to final government approval;

•
In Brazil, subsequent to the end of the quarter, production was initiated from two new wells drilled in the Tiê Field on Block 155, with production growing to approximately 1,000 BOPD gross or 850 BOPD NAR.

“Gran Tierra Energy had an outstanding third quarter, attaining record levels of production and adding substantial potential reserves, subject to testing, at the Moqueta field in Colombia,” said Dana Coffield, President and Chief Executive Officer of

Gran Tierra Energy. “More recently, we have added significantly to our prospective land position, in Peru by assuming 100% working interest and operatorship of Blocks 123 and 129, and in Colombia by winning the award of Sinu-1 and Sinu-3 Blocks in the recent ANH bid-round. These new interests remain subject to final customary Peru and Colombia government approvals,” added Coffield.  “We are focused on executing the balance of our 2012 capital program. Brazil gross production has now risen to a record of approximately 1,000 BOPD, drilling of our first horizontal well in Brazil and testing of our first horizontal well in Argentina are about to be initiated, planning for the next appraisal well in the Moqueta field has begun, and location construction for our first exploration well to appraise the Bretaña oil discovery in Peru is well advanced. Gran Tierra Energy remains financially strong and expects to fund the remainder of its 2012 capital program with cash flow and cash on hand at current oil prices and production levels.” concluded Coffield.

Production review

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	1,925,808	389,081	7,110	2,321,999	1,882,078	332,067	26,067	2,240,212
Royalties	(515,764)	(49,312)	(916)	(565,992)	(511,571)	(37,473)	(3,269)	(552,313)
Inventory adjustment	31,002	4,814	1,365	37,181	(3,032)	6,430	(1,374)	2,024
Production, NAR	1,441,046	344,583	7,559	1,793,188	1,367,475	301,024	21,424	1,689,923

Production per day, NAR (BOEPD)	15,664	3,745	82	19,491	14,864	3,272	233	18,369

	Nine Months Ended September 30, 2012				Nine Months Ended September 30, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	5,290,331	1,074,797	36,376	6,401,504	5,531,724	736,975	31,210	6,299,909
Royalties	(1,377,128)	(128,705)	(4,323)	(1,510,156)	(1,553,486)	(83,855)	(3,835)	(1,641,176)
Inventory adjustment	(282,958)	(5,588)	(478)	(289,024)	(7,676)	852	(1,938)	(8,762)
Production, NAR	3,630,245	940,504	31,575	4,602,324	3,970,562	653,972	25,437	4,649,971

Production per day, NAR (BOEPD)	13,249	3,433	115	16,797	14,544	2,396	93	17,033

Financial review

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Revenue and Other Income ($000s)	$168,933	$151,033	12	$440,034	$435,672	1
Net Income ($000s)	$44,605	$49,085	(9)	$57,396	$94,365	(39)
Net Income Per Share - Basic	$0.16	$0.18	(11)	$0.20	$0.35	(43)
Net Income Per Share - Diluted	$0.16	$0.17	(6)	$0.20	$0.34	(41)

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2012	2011	2012	2011

Net income	$44,605	$49,085	$57,396	$94,365
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	45,044	49,852	137,982	160,174
Deferred taxes	1,195	(5,977)	(8,855)	(14,727)
Stock-based compensation	2,932	3,438	9,854	9,383
Unrealized gain on financial instruments	—	—	—	(1,354)
Unrealized foreign exchange (gain) loss	(2,092)	(20,071)	14,072	(625)
Settlement of asset retirement obligation	—	—	(404)	(309)
Equity tax	(1,749)	(3,510)	(3,534)	2,741
Gain on acquisition	—	—	—	(21,699)
Funds flows from operations	$89,935	$72,817	$206,511	$227,949

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, unrealized gain on financial instruments, unrealized foreign exchange gain or loss, settlement of asset retirement obligation, equity tax and gain on acquisition.

Third Quarter 2012 Financial Highlights:

Revenue and other income increased by 12% to $168.9 million for the third quarter of 2012 compared with $151.0 million in the comparable quarter in 2011 due to increased production and increased average realized oil prices. Revenue and other income for the nine months ended September 30, 2012, was comparable with the corresponding period in 2011. The increase in production during the third quarter of 2012 was primarily due to excellent reservoir performance from the Moqueta and Costayaco fields in Colombia and new oil wells in Argentina, partially offset by the impact of pipeline disruptions in Colombia.

Average realized oil prices in the third quarter of 2012 increased by 4% to $96.75 per barrel (“bbl”) from $92.76 per bbl in the third quarter of 2011 and increased by 2% to $98.42 per bbl from $96.02 per bbl for the nine months ended September 30, 2012. Gran Tierra Energy received a premium to WTI in Colombia during the nine months ended September 30, 2012. Average West Texas Intermediate (“WTI”) oil prices for the three and nine months ended September 30, 2012, were $92.27 and $96.21 per bbl, respectively, compared with $89.70 and $95.40 per bbl in the comparable periods in 2011. Average Brent oil prices for the three and nine months ended September 30, 2012, were $109.61 and $112.20 per bbl.

Operating expenses for the third quarter of 2012 amounted to $36.3 million, or $20.24 per BOE, compared with $21.7 million, or $12.86 per BOE, in the comparable quarter in 2011. The increase in operating expenses was mainly the result of an increase of $13.8 million in Colombia, primarily due to Ecopetrol-operated Trans-Andean oil pipeline (“OTA pipeline”) oil transportation costs of $3.77 per BOE, previously deducted from realized sales prices and now included as operating costs due to the change in sales point in February 2012, and increased trucking due to OTA pipeline disruptions.

Operating expenses for the nine months ended September 30, 2012 amounted to $88.1 million, or $19.15 per BOE, compared with $61.3 million, or $13.18 per BOE, in the comparable period of 2011. The increase in operating costs on a per BOE basis was due to the addition of OTA pipeline transportation costs and increased trucking costs referenced above.

DD&A expenses for the third quarter of 2012 were $45.0 million compared with $49.9 million for the comparable quarter in 2011. On a per BOE basis, DD&A expenses in the third quarter of 2012 were $25.12 compared with $29.50 in the comparable period in 2011, representing a 15% decrease. The decrease resulted from increased reserves and lower impairment charges which more than offset increased future development costs in the depletable base.

For the nine months ended September 30, 2012, DD&A expenses decreased to $138.0 million from $160.2 million in the comparable period in 2011. DD&A expenses for the nine months ended September 30, 2012 included a $20.2 million ceiling test impairment in Gran Tierra Energy's Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. DD&A expenses for the comparable period in 2011 included a $40.8 million ceiling test impairment in the company's Peru cost center relating to drilling costs from a dry well and seismic costs on relinquished blocks. On a per BOE basis, the depletion rate decreased by 13% to $29.98 from $34.45. The decrease was mainly due to lower impairment charges of $4.59 per BOE in the nine months ended September 30, 2012, compared with $8.77 per BOE recorded in the comparable period in 2011.

General and administrative (“G&A”) expenses of $12.9 million for the third quarter of 2012 decreased by 21% from $16.3 million in the comparable quarter in 2011 primarily due to increased recoveries, increased capitalized costs in Peru due to increased exploration and development activity, and the absence of interest expense of $0.8 million relating to Petrolifera Petroleum Ltd. (“Petrolifera”) debt, which was repaid in August 2011. These G&A expense reductions were partially offset by increased employee related costs reflecting expanded operations. G&A expenses per BOE in the third quarter in 2012 were 25% lower than in the comparable quarter in 2011 at $7.19 per BOE due to the same factors and increased production.

For the nine months ended September 30, 2012, G&A expenses of $46.4 million were consistent with the comparable period in 2011. Increased employee related costs and bank fees reflecting expanded operations were offset by increased recoveries, the absence of expenses related to the 2011 Petrolifera acquisition and increased capitalized costs in Peru. G&A expenses in the comparable period of 2011 included $1.2 million of expenses associated with the acquisition of Petrolifera and $1.6 million of interest on the Petrolifera debt. G&A expenses per BOE in the nine months ended September 30, 2012 of $10.08 were consistent with the prior year comparable period.

The foreign exchange gain was $1.3 million in the third quarter of 2012 and included an unrealized non-cash foreign exchange gain of $2.1 million. For the comparable quarter in 2011, the foreign exchange gain was $15.9 million and included an unrealized foreign exchange gain of $20.1 million.

For the nine months ended September 30, 2012 and 2011, the foreign exchange loss was $27.9 million, of which $14.1 million was an unrealized non-cash foreign exchange loss, and $3.8 million, of which $0.6 million was an unrealized non-cash foreign exchange gain, respectively. The Colombian Peso strengthened by 7.3% and weakened by 0.1% against the U.S. dollar in the nine months ended September 30, 2012 and 2011, respectively.

Income tax expense for the third quarter of 2012 was $31.4 million compared with $30.0 million recorded in the comparable quarter in 2011. The increase was a result of lower income before tax being offset by an increase in non-deductible royalty payments and decrease in valuation allowance. Income tax expense was $82.3 million for the nine months ended September 30, 2012 compared with $84.7 million recorded in the comparable period in 2011. The decrease was primarily due to lower taxable income from Gran Tierra Energy's Colombian operations.

Net income was $44.6 million, or $0.16 per share basic and diluted, for the third quarter of 2012 compared with net income of $49.1 million, or $0.18 per share basic and $0.17 per share diluted, for the comparable quarter in 2011. In the third quarter of 2012, higher oil and natural gas sales and lower DD&A and G&A expenses were more than offset by increased operating and income tax expenses and lower foreign exchange gains.

For the nine months ended September 30, 2012, net income was $57.4 million, a 39% decrease from the comparable period in 2011. On a per share basis, net income decreased to $0.20 per share basic and diluted from $0.35 per share basic and $0.34 per share diluted in the comparable period in 2011. For the nine months ended September 30, 2012, increased oil and natural gas sales, decreased DD&A and income tax expenses and the absence of the Colombian equity tax expense were more than offset by increased operating expenses and foreign exchange losses and the absence of the comparable period gain on acquisition. Net income in the comparable period in 2011 included a gain on the acquisition of Petrolifera of $21.7 million.

Balance Sheet Highlights:

Cash and cash equivalents were $127.6 million at September 30, 2012, compared with $351.7 million at December 31, 2011. The decrease in cash and cash equivalents during the nine months ended September 30, 2012 was primarily the result of funds flow from operations of $206.5 million and proceeds from issuance of common shares of $3.8 million being more than offset by an increase in assets and liabilities from operating activities of $190.6 million, capital expenditures of $222.1 million and a $21.7 million increase in restricted cash related to the pending 30% working interest acquisition in Brazil.

Working capital (including cash and cash equivalents) was $191.9 million at September 30, 2012, a $21.2 million decrease from December 31, 2011. The decrease was primarily a result of a $224.1 million decrease in cash and cash equivalents, partially offset by a $102.6 million increase in accounts receivable due to the timing of collection of Ecopetrol receivables, a $14.5 million increase in inventory primarily due to the new commercialization agreement in Colombia which changed the sales point from Orito Station to the Port of Tumaco, a $59.9 million decrease in taxes payable due to the payment of 2011 income taxes in Colombia, and a $25.9 million decrease in accounts payable, accrued liabilities and other due to the payment of royalties and indirect taxes.

Production Highlights:

Average daily consolidated light and medium crude oil and natural gas production NAR after inventory adjustments for the three months ended September 30, 2012, increased 6% to 19,491 BOEPD NAR compared with 18,369 BOEPD NAR for the corresponding period in 2011. Approximately 96% was oil and natural gas liquids. Third quarter production and sales reflect increased production from the Moqueta, Jilguero, Melero and Surubi oil discoveries offset by approximately 36 days of oil delivery restrictions due to disruptions in the OTA pipeline. Gran Tierra Energy continued production at a reduced rate while the OTA pipeline was down, selling a portion of its oil through trucking and storing excess oil.

Average daily Colombian production of light and medium crude oil and natural gas for the three months ended September 30, 2012 increased 5% to 15,664 BOEPD NAR, compared with 14,864 BOEPD NAR for the comparable period in 2011. Approximately 99% of the production is oil and natural gas liquids. The production is primarily from the Costayaco field in the Chaza Block in which Gran Tierra Energy has a 100% working interest.

Average daily Argentine production of light and medium crude oil and natural gas for the three months ended September 30, 2012 increased 14% to 3,745 BOEPD NAR, compared with 3,272 BOEPD NAR for the comparable period in 2011. Approximately 84% of the production is oil and natural gas liquids.

Average daily Brazil production of light and medium crude oil for the three months ended September 30, 2012 was 82 BOPD NAR, compared with 233 BOPD NAR for the comparable period in 2011.

Production, NAR before inventory changes, for the month of October 2012 averaged approximately 20,000 BOEPD.

2012 Capital Program Update:

Gran Tierra Energy’s capital program for 2012 has been revised to $380 million from $396 million. Gran Tierra Energy’s 2012 capital program includes: $172 million for Colombia; $94 million for Brazil; $46 million for Argentina; $66 million for Peru; and $2 million associated with corporate activities.

The capital program includes $243 million for drilling, $48 million for acquisitions, $30 million for facilities, pipelines and other, and $59 million for geological and geophysical expenditures. Of the $243 million allocated to drilling, approximately $117 million is for exploration and the balance is for delineation and development drilling.

The capital budget revisions are not expected to have an impact on 2012 production expectations. Provided there are no production disruptions, Gran Tierra Energy anticipates it will be producing between 20,000 to 21,000 BOEPD NAR before inventory changes in December, 2012.

Gran Tierra Energy believes that its revised 2012 capital expenditure program can be funded from cash flow from existing operations and cash on hand, given current pricing and production levels.

COLOMBIA

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Moqueta Field

The Moqueta-7 appraisal well has reached a total depth at 9,295 feet measured depth (“MD”) in basement. The well was drilled to test the down-dip extent of the previously drilled oil column in the Moqueta field, and to find the interpreted oil-water contact approximately 950 meters southwest of Moqueta-4, 100 meters beyond the current independently audited 3P reserves area.  Due to encountering additional unexpected oil bearing reservoirs, the well was extended 450 meters, or approximately 1,400 meters southwest of Moqueta-4.

Moqueta-7 encountered the primary T Sandstone and Caballos reservoirs approximately 45 feet shallower than prognosis, indicating the Moqueta structure is broader and has more areal extent to the west than previously interpreted.  Based on mud logs and electric log interpretations, the T Sandstone was oil bearing with approximately 44 feet true vertical depth (“TVD”) gross thickness and 33 feet TVD net thickness; no oil-water contact was identified.  Based on well cuttings and electric log interpretations, the Caballos was also oil bearing with approximately 200 feet gross thickness TVD and 68 feet TVD net thickness; no oil-water contact was identified.

While drilling the underlying basement, a fault was crossed and a repeated oil-bearing Caballos Sandstone reservoir section was encountered in a new, previously unrecognized, fault block with 90 feet TVD gross thickness or 55 feet TVD net thickness; no oil-water contact was identified.

While drilling basement in the new fault block, a second fault was crossed and another repeated oil-bearing Caballos Sandstone reservoir section was encountered in another new, previously unrecognized, fault block with 139 feet TVD gross thickness or 60 feet TVD net thickness; no oil-water contact was identified.

While drilling basement in the second new fault block, a third fault was crossed and another repeated Caballos Sandstone reservoir section was encountered; this time the reservoir section was water-bearing and the well completed drilling in basement.

A total of 215 feet of potential net pay has been encountered in Moqueta-7, with no oil-water contacts encountered in the primary reservoirs in the main field, nor in the two new fault blocks encountered by the well, based on well cuttings and electric log interpretations.   In the main Moqueta structure, based on this data, the Caballos oil column is now at least 639 feet, with the basal oil-water contact yet to be defined, and the T Sandstone oil column is now at least 477 feet, with the basal oil-water contact yet to be defined. This is in addition to the oil columns encountered in the two new fault blocks. Actual oil pay thicknesses are subject to testing of the reservoirs.  This testing has begun and is expected to be completed by the end of November. Moqueta -7 has revealed the potential for oil bearing repeat sections of the Caballos reservoirs below the main Moqueta field; results are being integrated into the recently acquired 3-D seismic survey over the field.

Plans are now being finalized for the drilling of the Moqueta-8 appraisal well, which is scheduled to begin drilling at the end of November, 2012.

Costayaco Field

The Costayaco-16 development well was successfully drilled and completed on August 26, 2012 and is on production. The Costayaco-17 development well is expected to test the northern extension of the Costayaco field and is scheduled to spud before the end of 2012.

Azar Block, Putumayo Basin (Gran Tierra Energy 40% WI and operator, Lewis Energy 40%, Gold Oil 20%)

The La Vega Este-1 oil exploration well was drilled and reached a total MD of 11,384 feet with uneconomic oil and gas shows. The La Vega Este-1 well was plugged and abandoned.

Sinu-1 and Sinu-3 Block, Sinu San Jacinto Basin

Gran Tierra Energy submitted successful consortium bids in the ANH's 2012 Bid Round for the Sinu-1 and Sinu-3 Blocks in the Sinu Basin. The open and competitive process was available to those pre-qualified by the ANH, with the bid contract signatures expected to be finalized before year end.

The Sinu-3 Block is located in the Sinu Basin of northern Colombia. Subject to ANH approval, Gran Tierra Energy is operator with a 51% working interest (“WI”), while Perenco Colombia Limited has a 49% WI. The Sinu-1 Block is adjacent to and immediately west of the Sinu-3 Block, with Gran Tierra Energy operating and holding a 60% WI and Pluspetrol Colombia Corporation holding a 40% WI, also subject to ANH approval.

The Sinu-1 and Sinu-3 Blocks offer Gran Tierra Energy and its joint venture partners large exploration acreage, encompassing approximately 986,000 gross acres in an attractive underexplored basin. There is a proven petroleum system in the area with a previous oil discovery and oil seeps present on the block. The blocks are in close proximity to the oil transportation network and oil export terminal on the Caribbean coast. Multiple leads have already been identified based on existing data, with additional geological studies planned for 2013.

BRAZIL

Recôncavo Basin (Gran Tierra Energy 100% and operator)

In August 2011, Gran Tierra Energy established an initial exploration and production position in Brazil by acquiring a 70% working interest in four blocks in the onshore Recôncavo Basin.  In January 2012, Gran Tierra Energy signed an agreement to secure the remaining 30% from Alvorada Petróleo S.A., which was subject to approval by Agência Nacional de Petróleo Gás Natural e Biocombustíveis (“ANP”). Approval has been received and assignment agreements with respect to this acquisition were executed on October 8, 2012. Gran Tierra Energy now owns 100% of the four Recôncavo Basin blocks.

The 3-GTE-03D-BA and 3-GTE-4DPA-BA appraisal wells in the Tiê field on Block REC-T-155, located 1.2 kilometers north and 0.7 kilometers south of the 1-ALV-2-BA oil discovery well, respectively, were drilled and completed in June 2012. Gran Tierra Energy prepared and submitted the necessary ANP documents for the declaration of commerciality and anticipated production for the field, and received approval in September 2012. The wells were put on production and achieved flow rates of approximately 1,000 BOPD gross or 850 BOPD NAR on October 18, 2012.

Drilling of the first horizontal sidetrack well, currently planned to be drilled from the 1-GTE-01-BA pilot hole located on Block REC-T-142, is scheduled to spud in mid November. This will be the first of three horizontal sidetrack wells that Gran Tierra Energy expects to drill to test the productivity of the light oil sandstone reservoir targets in the Recôncavo Basin.

PERU

Block 95, Marañon Basin (Gran Tierra Energy increased from 60% to 100% WI, subject to government approval, and operator)

A drilling site location has been identified and civil construction initiated for the first exploration well on Block 95. An oil field has already been discovered on Block 95, with the discovery well drilled in 1974 flowing 807 BOPD naturally without pumps. The new exploration well will further delineate this field and will explore deeper reservoir horizons not penetrated by the discovery well. Construction at the wellsite is ongoing with an anticipated well spud in December, 2012.

Block 107 and 133, Marañon Basin (Gran Tierra Energy 100% WI and operator)

Permitting for drilling on Block 107 is advancing, with drilling expected to begin in 2014. The prospects on Block 107 are on trend with the world class gas-condensate discoveries that have been made around the Camisea region in southern Peru. Both oil and gas seeps are present on Block 107.

A previously completed 2-D seismic acquisition program on Blocks 107 and 133, consisting of approximately 950 kilometers of data, has identified six prospects on this acreage.

Block 123 and 129, Marañon Basin (Gran Tierra Energy 100% WI and operator subject to Government approval)

Gran Tierra Energy is expected to assume 100% working interest and operatorship of Blocks 123 and 129 in Peru subject to government approval.  Both blocks are in their third exploration period and the seismic acquisition programs have been fulfilled, while the technical evaluation of the new data is ongoing. Two 2-D seismic acquisition programs, consisting of approximately 1,479 kilometers of data have been completed with twelve prospects and leads identified on this acreage.

ARGENTINA

Puesto Morales / Puesto Morales Este Blocks, Neuquen Basin (Gran Tierra Energy 100% WI and operator)

Gran Tierra Energy continues its workover and development activity at Puesto Morales field, which included drilling two appraisal wells in the undeveloped area of the Sierra Blancas formation, three infill wells in the Sierras Blancas waterflooding area, and one horizontal multi-stage fracture well to develop the tight oil Loma Montosa reservoir. The latter well has been drilled, encountering 1,214 feet of potential net pay. Fracture stimulation operations, the first in this play in the basin, is expected to be conducted in late November 2012. In the Sierras Blancas waterflooding area, a polymer injection pilot project has been initiated with the intention of improving recovery of the remaining reserves, minimizing water channeling and subsequently growing production.

Rinconada Norte Block, Neuquen Basin (Gran Tierra Energy 35% WI and non-operator; Americas Petrogas 65% and operator)

Gran Tierra Energy, together with its partner, drilled two successful appraisal wells and one dry exploration well on the Rinconada Norte Block of the Neuquen Basin. The successful wells, 1009 and 1018, contained oil in the Pre-Cuyano and Sierras Blancas formations and are awaiting completion.

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2012 results conference call on Wednesday, November 7, 2012, at 2:00 p.m. Mountain Time (MT).

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-510-0146 (domestic) or 1-617-614-3449 (international), pass code 21631706. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on November 21, 2012.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 87679738.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “anticipate”, “will”, “potential”, “may”

derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy’s planned capital program and the allocation of capital, including under the caption “2012 Capital Program Update”; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; production expectations; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina”; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not resume on the timelines or to the capacity expected by or favorable to Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed November 7, 2012. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUE AND OTHER INCOME
Oil and natural gas sales	$168,616	$150,824	$438,406	$434,784
Interest income	317	209	1,628	888
	168,933	151,033	440,034	435,672
EXPENSES
Operating	36,295	21,727	88,115	61,283
Depletion, depreciation, accretion and impairment	45,044	49,852	137,982	160,174
General and administrative	12,896	16,316	46,394	46,364
Equity tax	—	—	—	8,271
Financial instruments gain	—	—	—	(1,522)
Gain on acquisition	—	—	—	(21,699)
Foreign exchange (gain) loss	(1,315)	(15,921)	27,867	3,773
	92,920	71,974	300,358	256,644

INCOME BEFORE INCOME TAXES	76,013	79,059	139,676	179,028
Income tax expense	(31,408)	(29,974)	(82,280)	(84,663)
NET INCOME AND COMPREHENSIVE INCOME	44,605	49,085	57,396	94,365
RETAINED EARNINGS, BEGINNING OF PERIOD	197,805	103,377	185,014	58,097
RETAINED EARNINGS, END OF PERIOD	$242,410	$152,462	$242,410	$152,462

NET INCOME PER SHARE — BASIC	$0.16	$0.18	$0.20	$0.35
NET INCOME PER SHARE — DILUTED	$0.16	$0.17	$0.20	$0.34
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	281,695,212	277,608,572	280,387,484	272,006,775
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	284,605,162	284,026,236	283,968,384	279,485,895

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$127,591	$351,685
Restricted cash	2,734	1,655
Accounts receivable	171,935	69,362
Inventory	21,599	7,116
Taxes receivable	20,431	21,485
Prepaids	2,510	3,597
Deferred tax assets	3,499	3,029
Total Current Assets	350,299	457,929

Oil and Gas Properties (using the full cost method of accounting)
Proved	680,789	618,982
Unproved	428,827	417,868
Total Oil and Gas Properties	1,109,616	1,036,850
Other capital assets	9,274	7,992
Total Property, Plant and Equipment	1,118,890	1,044,842

Other Long-Term Assets
Restricted cash	33,852	13,227
Deferred tax assets	9,307	4,747
Taxes receivable	1,547	—
Other long-term assets	6,553	3,454
Goodwill	102,581	102,581
Total Other Long-Term Assets	153,840	124,009

Total Assets	$1,623,029	$1,626,780
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$55,551	$82,189
Accrued liabilities	67,186	66,832
Taxes payable	35,602	95,482
Asset retirement obligation	41	326
Total Current Liabilities	158,380	244,829

Long-Term Liabilities
Deferred tax liabilities	197,619	186,799
Equity tax payable	3,498	6,484
Asset retirement obligation	15,353	12,343
Other long-term liabilities	1,946	2,007
Total Long-Term Liabilities	218,416	207,633

Shareholders’ Equity
Common shares (Note 6) (268,178,818 and 262,304,249 common shares and 13,526,615 and 16,323,819 exchangeable shares, par value $0.001 per share, issued and outstanding as at September 30, 2012 and December 31, 2011, respectively)	7,986	7,510

Additional paid in capital	995,837	980,014
Warrants	—	1,780
Retained earnings	242,410	185,014
Total Shareholders’ Equity	1,246,233	1,174,318

Total Liabilities and Shareholders’ Equity	$1,623,029	$1,626,780

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Nine Months Ended September 30,
	2012	2011
Operating Activities
Net income	$57,396	$94,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	137,982	160,174
Deferred taxes	(8,855)	(14,727)
Stock-based compensation	9,854	9,383
Unrealized gain on financial instruments	—	(1,354)
Unrealized foreign exchange loss (gain)	14,072	(625)
Settlement of asset retirement obligation	(404)	(309)
Equity tax	(3,534)	2,741
Gain on acquisition	—	(21,699)
Net change in assets and liabilities from operating activities
Accounts receivable and other long-term assets	(96,656)	(90,014)
Inventory	(9,769)	4
Prepaids	1,087	224
Accounts payable and accrued and other liabilities	(25,960)	(7,224)
Taxes receivable and payable	(59,281)	9,658
Net cash provided by operating activities	15,932	140,597

Investing Activities
(Increase) decrease in restricted cash	(21,704)	260
Additions to property, plant and equipment	(222,119)	(252,073)
Proceeds from disposition of oil and gas property	—	3,253
Cash acquired on acquisition	—	7,747
Proceeds on sale of asset-backed commercial paper	—	22,679
Net cash used in investing activities	(243,823)	(218,134)

Financing Activities
Settlement of bank debt	—	(54,103)
Proceeds from issuance of common shares	3,797	2,582
Net cash provided by (used in) financing activities	3,797	(51,521)

Net decrease in cash and cash equivalents	(224,094)	(129,058)
Cash and cash equivalents, beginning of period	351,685	355,428
Cash and cash equivalents, end of period	$127,591	$226,370

Cash	$99,442	$84,146
Term deposits	28,149	142,224
Cash and cash equivalents, end of period	$127,591	$226,370